UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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First Acceptance Corporation
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FIRST ACCEPTANCE CORPORATION

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 15, 2011

To our Stockholders:

The 2011 annual meeting of stockholders of First Acceptance Corporation will be held Tuesday, November 15, 2011, at 10:00 a.m., local time, at our corporate headquarters, which are located at 3813 Green Hills Village Drive, Nashville, Tennessee 37215. Directions to the annual meeting can be obtained by contacting Investor Relations by email through an information request at http://phx.corporate-ir.net/phoenix.zhtml?c=120257&p=irol-infoReq or by phone at 1-800-321-0899. At the meeting, stockholders will vote on the following matters:

1.	Election of the nine directors set forth in this proxy statement to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	Conduct an advisory vote on executive compensation;

3.	Conduct an advisory vote on the frequency of advisory votes on executive compensation;

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012; and

5.	Any other matters that may properly come before the meeting and any adjournments or postponements of the meeting.

Stockholders of record at the close of business on October 6, 2011 are entitled to notice of and to vote at the meeting.

Your vote is important. Please COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD as promptly as possible in the enclosed envelope in order that as many shares as possible will be represented.

By Order of the Board of Directors,

/s/ Michael J. Bodayle
Michael J. Bodayle Secretary

Nashville, Tennessee

October 14, 2011

* * * IMPORTANT NOTICE * * *

Regarding Internet Availability of Proxy Materials

for the 2011 Annual Meeting of Stockholders to be held on November 15, 2011

In accordance with rules issued by the Securities and Exchange Commission,

you may access our 2011 Annual Report, our Proxy Statement and our form of Proxy at

http://phx.corporate-ir.net/phoenix.zhtml?c=120257&p=proxy

In addition, we will provide a copy of any of the above materials to any stockholder at no charge upon request by contacting Investor Relations by email through an information request at

http://phx.corporate-ir.net/phoenix.zhtml?c=120257&p=irol-infoReq or by phone at 1-800-321-0899.

i

FIRST ACCEPTANCE CORPORATION

3813 GREEN HILLS VILLAGE DRIVE

NASHVILLE, TENNESSEE 37215

PROXY STATEMENT

The Board of Directors of First Acceptance Corporation (referred to herein as the “Board” or the “Board of Directors”) is soliciting proxies to be used at the 2011 annual meeting of stockholders. This proxy statement and the enclosed proxy card will be first mailed to stockholders on or about October 14, 2011.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting?

At our annual meeting, stockholders will vote on the matters outlined in the accompanying notice of meeting. In addition, our management will report on our performance during fiscal year 2011 and respond to questions from stockholders.

Who Is Entitled to Vote?

Stockholders of record of our common stock at the close of business on the record date, October 6, 2011, are entitled to receive notice of the annual meeting and vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon.

What Constitutes a Quorum?

For purposes of voting on all matters, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of the record date, 47,998,418 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker “non-votes” (described below) will be included in the calculation of the number of shares considered to be present at the meeting.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return the card to us, the card will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy card from the institution that holds their shares.

Can I Change My Vote After I Return My Proxy Card?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting in any of three ways:

•	by submitting written notice of revocation to the Secretary;

•	by submitting another proxy that is later dated and properly signed; or

•	by voting in person at the meeting.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below, and a description of each item is included in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of each of the nominated directors;

•	FOR, on an advisory basis, the compensation of our named executive officers;

•	FOR ONE YEAR, on an advisory basis, regarding the frequency for the advisory vote on our executive compensation; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What Vote Is Required to Approve Each Proposal?

Election of Directors

Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. This means that the nine nominees receiving the greatest number of votes will be elected as directors. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Stockholders may not cumulate votes in the election of directors.

Advisory Vote on Executive Compensation

The affirmative vote of a majority of the votes cast on the matter is required to approve, on an advisory basis, executive compensation. The Board will review the results of this matter and will take the results into account in making future determinations concerning executive compensation. For purposes of the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Frequency of the Advisory Vote on Executive Compensation

The affirmative vote of a majority of the votes cast on the matter is required for state law purposes to approve, on an advisory basis, the frequency of the advisory vote on executive compensation. If one of the voting options is not adopted by the required vote of the stockholders, the Board will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders. The Board will review the results of this matter and will take the results into account in making future determinations concerning the frequency of the advisory vote on executive compensation. For purposes of the advisory vote on the frequency of advisory voting on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Ratification of Independent Registered Public Accounting Firm

The appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 will be ratified if the proposal receives the affirmative vote of a majority of the votes cast on the matter. Brokers have authority to vote FOR this proposal in the absence of contrary instructions from a beneficial owner. If this appointment is not ratified by stockholders, the Audit Committee and the Board may reconsider its recommendation and appointment, respectively. With respect to this proposal, abstentions and broker non-votes will not be counted as votes and will have no effect on the result of the vote.

Will My Shares Be Voted if I Do Not Sign and Return My Proxy Card?

If you are a registered stockholder and do not sign and return your proxy card, your shares will not be voted at the annual meeting. Under certain conditions, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker. Brokerage firms have the authority under applicable rules to vote on certain “routine” matters, including the ratification of auditors.

What Is a “Broker Non-vote?”

Under current New York Stock Exchange rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.” Under current New York Stock Exchange rules, the proposal relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is deemed to be a routine matter with respect to which brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. The proposals relating to the election of directors and approvals, on an advisory basis, of executive compensation and the frequency of executive compensation votes are deemed to be non-routine matters, and brokers and nominees may not exercise their discretion to vote on that proposal without receiving instructions from the beneficial owner of the shares.

STOCK OWNERSHIP

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our current directors, director nominees, our named executive officers listed in this proxy statement and our current directors and executive officers as a group. Except as indicated in the table, none of our stockholders beneficially owns more than 5% of our common stock. Except as otherwise indicated, all information is as of October 6, 2011. Except as otherwise indicated in the footnotes to this table, the address of each person listed below is c/o First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215.

Name	Outstanding Shares (1)		Acquirable Within 60 Days (2)	Percent of Class (3)
Gerald J. Ford	16,073,465	(4)	—	33.5%
Thomas M. Harrison, Jr.	6,999,999	(5)	—	14.6%
Donald J. Edwards	536,666	(6)	3,725,678	8.2%
Rhodes R. Bobbitt	173,661		—	*
Tom C. Nichols	51,500		—	*
William A. Shipp, Jr.	17,501		—	*
Harvey B. Cash	6,000		—	*
Lyndon L. Olson, Jr.	6,000		—	*
Jeremy B. Ford	1,960,365	(7)	—	4.1%
Stephen J. Harrison	7,070,866	(8)	—	14.7%
Mark A. Kelly	—		—	*
John R. Barnett	24,311	(9)	24,000	*
Michael J. Bodayle	15,423	(9)	30,000	*
Daniel L. Walker	34,667	(9)	60,000	*
Keith E. Bornemann	17,006	(9)	21,000	*
Edward L. Pierce	—		100,000	*
Kevin P. Cohn	27,847		168,750	*
All current directors and executive officers as a group (14 persons)	31,027,065		3,860,678	67.3%

*	Represents less than 1% of our outstanding common stock.
(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.
(2)	Reflects the number of shares that could be purchased by exercise of options exercisable on October 6, 2011 or within 60 days thereafter under our stock incentive plan.
(3)	Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), shares of common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner. Likewise, the shares subject to options held by our directors and executive officers that are exercisable within 60 days are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.
(4)	Includes 12,319,654 shares owned through Hunter’s Glen/Ford Ltd. (“Hunter’s Glen”); 1,793,446 shares owned through Turtle Creek Revocable Trust (“Turtle Creek Trust”); and 1,960,365 shares owned by Jeremy B. Ford, Mr. Ford’s son. Because Mr. Ford is one of two general partners of Hunter’s Glen and the sole stockholder of Ford Diamond Corporation, a Texas corporation and the other general partner of Hunter’s Glen, Mr. Ford is considered the beneficial owner of the shares that Hunter’s Glen owns. Since Mr. Ford is trustee of Turtle Creek Trust, Mr. Ford is considered the beneficial owner of the shares that Turtle Creek Trust owns. Address: 200 Crescent Court, Suite 1350, Dallas, Texas 75201.
(5)	Includes 4,783,824 shares held by the Thomas M. Harrison, Jr. Family 2010 Grantor Retained Annuity Trust. Address: c/o Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201.
(6)	Address: Flexpoint Ford, LLC, 676 N. Michigan Avenue, Suite 3300, Chicago, Illinois 60611.
(7)	Excludes shares beneficially owned by Hunter’s Glen. Mr. Jeremy Ford is the beneficiary of a trust that owns approximately 46% of Hunter’s Glen. Mr. Jeremy Ford disclaims beneficial ownership of the shares owned by Hunter’s Glen, except to the extent of his pecuniary interest therein.

(8)	Includes 25,889 shares of unvested restricted stock and 4,302,624 shares held by the Stephen J. Harrison 2010 Grantor Retained Annuity Trust. Address: c/o Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201.
(9)	Includes 19,954, 10,534, 20,800 and 10,832 shares of unvested restricted stock held by Messrs. Barnett, Bodayle, Walker and Bornemann, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require our directors and executive officers and persons who own more than 10% of our common stock to timely file with us and the SEC initial reports of ownership and reports of changes in ownership. Based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and officers complied during fiscal year 2011 with their reporting requirements.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that outline the composition, operations and responsibilities of the Board of Directors. The Nominating and Corporate Governance Committee has authority to review considerations relating to Board size and membership criteria and, with input from the Chairman and the other directors, is responsible for reviewing the skills and characteristics required of directors by legal, regulatory and business requirements applicable to our business. We do not have a formal policy with respect to the consideration of diversity in identifying nominees to serve as a director, but the Nominating and Corporate Governance Committee seeks to nominate persons with a diversity of experience and perspective who will contribute knowledge, experience and skills to the Board of Directors in areas that are important to the Company.

Our bylaws provide maximum flexibility to the Board of Directors in choosing a Chairman of the Board and a Chief Executive Officer. The bylaws provide that such offices may be held by different people or the same person, as determined by the Board. This flexibility allows the Board to determine whether it is in the best interest of the Company and our stockholders to combine the roles of Chief Executive Officer and Chairman of the Board in the same person. We currently have a non-employee director serving as our Chairman of the Board and the Board of Directors believes that the separation of the roles of Chairman of the Board and Chief Executive Officer enhances the Board’s oversight of the Company and our management, results in a greater role for the Board of Directors in setting the Board’s agenda and establishing Board priorities and procedures, and improves the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders.

The Corporate Governance Guidelines require that at least a majority of the members of the Board be independent, as defined by applicable law and the standards of the New York Stock Exchange. The Board has determined that each of Messrs. Bobbitt, Cash, Nichols, Olson and Shipp are “independent” within the meaning of the rules of the New York Stock Exchange as currently in effect. The Corporate Governance Guidelines also require that all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board be independent. A copy of our Corporate Governance Guidelines may be found on the corporate governance page of our website at www.firstacceptancecorp.com, and we will send a written copy of our Corporate Governance Guidelines to any stockholder who requests a copy by delivering written notice to Investor Relations, First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215.

The non-management members of the Board of Directors meet regularly in executive sessions. The Chairman of the Board presides over executive sessions of the non-management directors. Stockholders and all other interested parties may send communications to the Chairman of the Board or to any of the non-management directors at 3813 Green Hills Village Drive, Nashville, Tennessee 37215.

The Board’s Role in Risk Oversight

The Board, as a whole and also through its standing committees, has an active role in overseeing management of the Company’s risks. The Board and its committees review material operational, financial, compensation and compliance risks with our senior management. The Compensation Committee is responsible for overseeing the management of risks related to our compensation arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominating and Corporate Governance Committee oversees our corporate compliance programs and manages risks associated with the independence of our directors. Members of our management report directly to the Board or the appropriate committee. The directors then use this information to understand, identify, manage and attempt to mitigate risks.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that outlines the principles, policies and laws that govern our activities and establishes guidelines for professional conduct in the workplace. The Code of Business Conduct and Ethics includes provisions relating to ethical conduct, conflicts of interest, compliance with law and internal reporting of violations of the code. The Code of Business Conduct and Ethics applies to directors as well as executive officers and other employees. Every employee is required to read and certify that he or she has read and understands, and will comply with, the Code of Business Conduct and Ethics. A copy of our Code of Business Conduct and Ethics may be found on the corporate governance page of our website at www.firstacceptancecorp.com, and we will send a written copy of our Code of Business Conduct and Ethics to any stockholder who requests a copy by delivering written notice to Investor Relations, First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215. We intend to disclose amendments to or waivers from the Code of Business Conduct and Ethics for the benefit of our executive officers or directors, if any, on our web site at www.firstacceptancecorp.com.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board of Directors is currently comprised of nine members. Since the last annual meeting of stockholders, Mr. Gerald Ford has informed the Board of Directors that he would not stand for re-election at the 2011 annual meeting. At the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and recommends to the stockholders Rhodes R. Bobbitt, Harvey B. Cash, Donald J. Edwards, Jeremy B. Ford, Stephen J. Harrison, Thomas M. Harrison, Jr., Tom C. Nichols, Lyndon L. Olson, Jr. and William A. Shipp, Jr. for election to serve as directors until our next annual meeting of stockholders and until such time as their respective successors are duly elected and qualified. Each of the director nominees, other than Jeremy B. Ford, is currently a director and was elected by the stockholders at our 2010 annual meeting of stockholders. Mr. Jeremy Ford previously served as a director of the Company from September 2000 until April 2004.

If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve.

Certain information with respect to the nominees for election as directors is set forth below, including, with respect to each director nominee, his particular experience, qualifications, attributes and skills that qualify him to serve as a director.

Rhodes R. Bobbitt, 66, has served as a director of the Company since August 2004. From February 1987 until his retirement in June 2004, Mr. Bobbitt served as managing director and Dallas regional office manager of the Private Client Service Group – Credit Suisse First Boston and its predecessor, Donaldson, Lufkin & Jenrette. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Bobbitt was vice president of security sales in the Dallas office of Goldman Sachs & Co. Mr. Bobbitt is a director of Hilltop Holdings, Inc. Mr. Bobbitt has executive experience in finance and investments.

Harvey B. Cash, 72, has served as a director of the Company since November 1996. Mr. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1986. Mr. Cash is a director of Silicon Laboratories, Ciena Corporation, and Argo Group International Holdings, Ltd. Mr. Cash has experience in strategic planning, finance and investments. Mr. Cash was formerly a director of Entarian Technologies, Inc., Airspan Networks, Inc. and i2 Technologies, Inc.

Donald J. Edwards, 45, has served as a director of the Company since July 2002. Mr. Edwards currently is the managing principal for Flexpoint Ford, LLC, a Chicago-based private equity firm (“Flexpoint Ford”), and served as our President and Chief Executive Officer from July 2002 through April 2004. Prior to July 2002, Mr. Edwards served as a Principal in GTCR Golder Rauner, a Chicago-based private equity firm, for over five years. Mr. Edwards has experience in strategic planning, management, finance and investments.

Jeremy B. Ford, 37, previously served as a director of the Company from September 2000 until April 2004 and as an employee from July 2002 until April 2004. Since March 2010, Mr. Jeremy B. Ford has served as a director, President and Chief Executive Officer of Hilltop Holdings Inc. (“Hilltop”), a holding company that owns a property and casualty insurance company. Mr. Jeremy B. Ford has worked in the financial services industry for over eleven years, primarily focused on investments in and acquisitions of depository institutions and insurance and finance companies. He also is currently a director of First Acceptance Insurance Company, Inc., a subsidiary of the Company. Prior to becoming President and Chief Executive Officer of Hilltop, he was a principal of Ford Financial Fund, L.P., a private equity fund managed by Mr. Gerald Ford. From 2004 to 2008, he worked for Diamond A-Ford Corporation, where he was involved in various investments made by a family limited partnership. Prior to that, he worked at the Company (prior to its acquisition of USAuto Holdings, Inc.) California Federal Bank, FSB (now Citigroup Inc.), and Salomon Smith Barney (now Citigroup Inc.). Jeremy Ford is the son of Gerald J. Ford, the current Chairman of the Board of the Company and owner of approximately one-third of our outstanding common stock. He has executive experience in operating a public insurance company, as well as in finance and strategic transactions.

Stephen J. Harrison, 59, has served as our Chief Executive Officer and a director of the Company since April 2004. Mr. Harrison served as our President from April 2004 through February 2008. In 1995, Mr. Harrison co-founded USAuto Insurance Company, Inc., predecessor of USAuto Holdings, Inc. (“USAuto Holdings”), which we acquired in April 2004. Mr. Harrison has over 30 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1974 to 1991, he served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. From 1991 to 1993, Mr. Harrison served as President of Direct Insurance Company, a non-standard automobile insurance company. Mr. Harrison is the brother of Thomas M. Harrison, Jr., a director of the Company. Mr. Harrison has over 30 years experience in the insurance industry and his day-to-day leadership as our Chief Executive Officer provides him with intimate knowledge of our operations.

Thomas M. Harrison, Jr., 61, has served as a director of the Company since April 2004. Mr. Harrison served as Executive Vice President and Secretary of the Company from April 2004 until his retirement in December 2007. Mr. Harrison co-founded USAuto Insurance Company, Inc., predecessor to USAuto Holdings, in 1995 and served as Vice President and Secretary of USAuto Holdings from 1995 until December 2007. Mr. Harrison is the brother of Stephen J. Harrison, who is our Chief Executive Officer and a director of the Company. Mr. Harrison has over 30 years experience in the insurance industry, including serving as an Executive Vice President of the Company.

Tom C. Nichols, 64, has served as a director of the Company since November 2005. Mr. Nichols has served as Chairman and Chief Executive Officer of Carlile Holdings, Inc., a bank holding company, and Carlile Bancshares, Inc. since March 2008. Mr. Nichols served as President and a director of First United Bancorp and Chairman, President and Chief Executive Officer of State National Bancshares, Fort Worth from October 1996 to March 2008. Mr. Nichols previously served as President of Ford Bank Group and as a director of United New Mexico Financial Corporation. Mr. Nichols has executive experience in strategic planning, management and finance.

Lyndon L. Olson, Jr., 64, has served as a director of the Company since August 2004. Mr. Olson served as a senior advisor to Citigroup, Inc., serving as a consultant to senior management, from 2001 until his retirement in 2008. Mr. Olson served as United States Ambassador to Sweden from 1998 until 2001. From 1990 to 1998, Mr. Olson served with Citigroup as President and Chief Executive Officer of Travelers Insurance Group Holdings, Inc. and Associated Madison Companies, Inc. Prior to joining Citigroup, Mr. Olson served as President of the National Group Corporation and Chief Executive Officer of its National Group Insurance Company. Mr. Olson has executive experience in strategic planning, management, insurance regulatory compliance and finance, with particular emphasis on the insurance industry.

William A. Shipp, Jr., 59, has served as a director of the Company since August 2004. Mr. Shipp has been principal of W.A. Shipp, Jr. & Co., a financial advisory firm, since July 1995 and has served as Treasurer/Secretary of the Jack C. Massey Foundation since July 1999. From December 1983 to June 1995, Mr. Shipp served as Vice President of Massey Investment Company. Prior to joining Massey Investment Company, Mr. Shipp worked for more than eight years in various audit and tax capacities for Ernst & Young LLP. Mr. Shipp is a certified public accountant. Mr. Shipp has experience in accounting, finance and investments.

Required Vote; Recommendation of the Board

The affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the meeting is required for the election of directors. Abstentions will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum has been established, abstentions will have no effect on whether this proposal is approved. Under applicable rules, a broker or other nominee does not possess the authority to vote for the election of director nominees in the absence of instructions from the beneficial owner of the relevant shares. Stockholders may not cumulate votes in the election of directors.

The Board of Directors unanimously recommends that you vote FOR each of the nominees identified above.

How Are Our Directors Compensated?

Each non-employee director receives an annual retainer of $20,000, payable in equal, quarterly installments in arrears. The Chairman of the Audit Committee of the Board of Directors receives an additional annual retainer of $5,000, payable in equal, quarterly installments in arrears. Non-employee directors also receive a fee of $2,000 for each Board of Directors meeting attended and $1,000 for each Board committee meeting attended. In addition, non-employee directors other than Messrs. Edwards, Gerald J. Ford and Thomas M. Harrison, Jr. receive an award pursuant to the Amended and Restated First Acceptance Corporation 2002 Long Term Incentive Plan of 1,000 shares of restricted stock on the date of each annual meeting of our stockholders. The restricted stock is subject to forfeiture if the director ceases to serve as a director of the Company during the period of six months following the date of the award, subject to certain exceptions.

The following table summarizes information with respect to the compensation paid to the members of our Board in fiscal year 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Rhodes R. Bobbitt	39,000	1,840	40,840
Harvey B. Cash	32,000	1,840	33,840
Donald J. Edwards	30,000	—	30,000
Gerald J. Ford	28,000	—	28,000
Thomas M. Harrison, Jr.	28,000	—	28,000
Thomas C. Nichols	35,000	1,840	36,840
Lyndon L. Olson, Jr.	28,000	1,840	29,840
William A. Shipp, Jr.	44,000	1,840	45,840

(1)	Represents the proportionate amount of the total value of stock awards to directors recognized as an expense during fiscal year 2011 for financial accounting purposes under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718-20, Compensation – Stock Compensation, disregarding for this purpose estimated forfeitures relating to service-based vesting conditions. Compensation expense is equal to the grant date fair value of the stock awards using the closing price for the Company’s common stock on the New York Stock Exchange on the date of grant ($1.84). As of June 30, 2011, there were no unvested stock awards held by our non-employee directors.

What Committees Has the Board Established?

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance and Investment Committees. A copy of the charter for each committee may be found on the corporate governance page of our website at www.firstacceptancecorp.com and is available to any stockholder who requests a copy by delivering written notice to Investor Relations, First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215.

Audit Committee. We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The principal functions of the Audit Committee are (i) to oversee our accounting and financial reporting processes and audits of our financial statements; (ii) to engage or discharge our independent registered public accounting firm; (iii) to review the nature and scope of the audit, including, but not limited to, a determination of the effectiveness of the audit effort through meetings held at least annually with independent auditors, and a determination through discussion with the auditors that no unreasonable restrictions were placed on the scope or implementation of their examinations; (iv) to oversee and review the independence, qualifications and performance of the auditors; (v) to pre-approve all auditing and non-auditing services to be provided by our independent registered public accounting firm; (vi) to review our financial statements and disclosures in our periodic reports with management and our independent registered public accounting firm; (vii) to review our policies with respect to risk assessment, risk management and the quality and adequacy of our internal controls and processes through discussions with, and reports from, our independent registered public accounting firm and management; (viii) to establish procedures for handling any complaints relating to accounting, internal controls or auditing matters and to ensure that such complaints are treated confidentially and anonymously; (ix) to review material changes in accounting and reporting principles and practices and discuss with management and outside auditors the selection, application and disclosure of critical accounting policies and practices used in our financial statements; (x) to retain, at our expense, outside counsel, auditors or other experts, consultants or advisors as it deems necessary or appropriate in the performance of its duties; and (xi) to report to the full Board of Directors on the results of its reviews. The Audit Committee operates under a written charter adopted by the full Board of Directors. Members of the Audit Committee are Messrs. Bobbitt, Nichols and Shipp, all of whom are independent directors. Mr. Shipp is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. During fiscal year 2011, the Audit Committee met five times.

Compensation Committee. The functions of the Compensation Committee include reviewing and approving the Company’s compensation policies, the compensation arrangements for senior management and directors, the compensation and benefit plans in which officers and directors are eligible to participate, and awards under (and otherwise administering) such plans. The Compensation Committee operates under a written charter adopted by the full Board of Directors. Members of the Compensation Committee are Messrs. Cash, Nichols and Olson, all of whom are independent directors. During fiscal year 2011, the Compensation Committee met two times.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as directors; reviewing the qualifications of incumbent directors and those candidates proposed by a director, executive officer or stockholder; making recommendations to the full Board of Directors regarding such candidates; recommending the candidates that will serve on the various committees of the Board; reviewing Board composition; and reviewing the management succession plan of the Company.

When determining whether to nominate a current director to be reelected as a director, the Nominating and Corporate Governance Committee must review the performance of the director during the prior year using performance criteria established by the Nominating and Corporate Governance Committee which, at a minimum, shall include:

•	attendance at Board and Committee meetings;

•	preparedness for Board and Committee meetings;

•	quality of objectivity in exercising business judgment;

•	participation at Board and Committee meetings; and

•	candor toward other directors, management and professionals retained by the Company.

The Nominating and Corporate Governance Committee has no specifically defined process for identifying and evaluating nominees, but it seeks to identify potential candidates for membership on the Board through conversations with members of the Board, senior management and other constituencies. The Nominating and Corporate Governance Committee may from time to time engage a third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board of Directors as nominees for re-election.

The Nominating and Corporate Governance Committee also considers nominees proposed by our stockholders in accordance with the provisions contained in our bylaws and certificate of incorporation. Nominations made by stockholders must be made by written notice setting forth the information required by our bylaws and certificate of incorporation received by the secretary of the Company at least 60 days in advance of the annual meeting of stockholders, or (if later) within ten days after the first public notice of that meeting is sent to stockholders. Stockholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Investor Relations, First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215.

In addition, the Nominating and Corporate Governance Committee is responsible for reviewing and recommending corporate governance policies for the Company; reviewing potential conflicts of interest involving directors or executive officers of the Company; evaluating Board performance, including the effectiveness of current Board policies and practices; and reviewing any regulatory requirements relating to the continuing education of directors. The Nominating and Corporate Governance Committee operates under a written charter adopted by the full Board of Directors. Members of the Nominating and Corporate Governance Committee are Messrs. Bobbitt, Cash and Shipp, all of whom are independent directors. During fiscal year 2011, the Nominating and Corporate Governance Committee met two times.

Investment Committee. The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures that we utilize in determining that funds are invested in accordance with policies and limits approved by the Investment Committee; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities. Members of the Investment Committee are Messrs. Bobbitt, Edwards and Shipp. During fiscal year 2011, the Investment Committee met four times.

How Often Did the Board Meet During Fiscal Year 2011?

The Board of Directors met four times during fiscal year 2011. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees on which the director served. All of the directors other than Mr. Olson attended our 2010 annual meeting of stockholders.

How Do I Communicate with the Board?

Stockholders and all other interested parties can send communications to the Board of Directors and, if applicable, to specified individual directors c/o First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215. All stockholder communications will be forwarded directly to the Board of Directors or, if applicable, to specified individual directors. If the amount of correspondence received through this process becomes excessive, our Board of Directors may consider approving a process for review, organization and screening of the correspondence by the corporate Secretary or other appropriate person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Related Party Transaction Policy, our Nominating and Corporate Governance Committee is responsible for reviewing and approving the terms and conditions of all transactions involving the Company and our executive officers, directors and beneficial owners of 5% or more of our common stock and their affiliates. The Nominating and Corporate Governance Committee considers all relevant information and facts available regarding a related party transaction, and takes into account factors that it deems to be appropriate, including, without limitation, whether the transaction is on terms no less favorable to the Company than could be obtained from unaffiliated third parties and whether the transaction is reasonably expected to benefit the Company. Approval of the Nominating and Corporate Governance Committee is not required for compensation paid to any director of the Company for services rendered to the Company in his capacity as a director if the compensation is required to be disclosed in the Company’s proxy statement pursuant to applicable SEC rules. The Nominating and Corporate Governance Committee is also not required to approve any compensation paid to an executive officer of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to applicable SEC rules or if the executive officer is not an immediate family member of another executive officer or director of the Company, the compensation would be required to be included in the Company’s proxy statement if the executive officer was a named executive officer and the Company’s Compensation Committee approved such compensation.

Mark A. Kelly, our interim President, is a principal with Diamond-A Corporation, an entity controlled by Gerald J. Ford, both our Chairman of the Board and owner of approximately one-third of our outstanding common stock. Mr. Kelly also provides consulting services to Flexpoint Ford, LLC, an entity controlled by a current director of the Company, Donald J. Edwards. Mr. Kelly’s compensation, as interim President of the Company, for fiscal year 2011 is included herein.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our current executive officers.

Name	Age	Position
Stephen J. Harrison	59	Chief Executive Officer
Mark A. Kelly	42	Interim President
John R. Barnett	44	Senior Vice President of Finance
Daniel L. Walker	48	Senior Vice President – Operations
Keith E. Bornemann	39	Vice President and Corporate Controller

Information concerning the business experience of Mr. Stephen J. Harrison is set forth above under “Proposal 1 – Election of Directors.”

Mark A. Kelly has served as our interim President since March 2011. Mr. Kelly has 20 years of banking and lending experience. Prior to being named interim President of the Company, Mr. Kelly was a Vice President of Ford Financial Fund, L.P., a private equity fund managed by Gerald J. Ford. Prior to that, Mr. Kelly held the position of Senior Vice President – Credit and Risk Management with Triad Financial SM, LLC (“Triad”). From 2002 to 2007, Mr. Kelly worked with Hunter’s Glen/Ford, Ltd., an equity holder and managing partner of Triad. From 1994 to 2002, he served as Executive Vice President and Chief Financial Officer of Auto One Acceptance Corporation (a subsidiary of California Federal Bank, FSB). Mr. Kelly is currently a director of American Bank, N.A. On September 22, 2006, Mr. Kelly and the Securities and Exchange Commission entered into a Judgment and Order of Dismissal stemming from allegations of tipper liability for insider trading conducted by others. The Judgment and Order of Dismissal did not contain any prohibition on his service in any industry, including for any length of time, and did not require him to pay any fines or penalties to the Securities and Exchange Commission.

John R. Barnett has served as our Senior Vice President of Finance since May 2011. Mr. Barnett served as our Vice President of Planning and Analysis from March 2009 to May 2011 and Director of Financial Planning and Analysis from May 2007 to March 2009. Prior to joining the Company, Mr. Barnett was employed with Anheuser-Busch for eight years, most recently serving as Senior Manager, Planning and Analysis.

Daniel L. Walker has served as our Senior Vice President – Operations since October 2007 having responsibilities for both claims and underwriting. Mr. Walker served as our Senior Vice President – Claims from July 2007 to October 2007 and Vice President – Claims from March 2007 to July 2007. He has over 20 years claims experience, and served as Chief Claim Officer for Canal Insurance Company from August 2002 to March 2007.

Keith E. Bornemann has served as Vice President and Corporate Controller of the Company since November 2008 and Corporate Controller of the Company from February 2008 to November 2008. Mr. Bornemann served as Assistant Controller of the Company from January 2007 to February 2008. He has over 15 years of accounting, finance and internal audit experience, and was employed from January 2005 to January 2007 by Sachem, Inc., a privately-held global manufacturing company, where he was Manager of Finance and Internal Audit. From July 1995 to December 2004, Mr. Bornemann was employed with Ernst & Young LLP, most recently as an Audit Senior Manager.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors who are independent directors as defined under the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Audit Committee’s responsibilities include oversight of our independent registered public accounting firm and internal audit function, as well as oversight of our financial reporting process on behalf of the full Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, for fiscal year 2011, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed a report on the effectiveness of our internal control over financial reporting and “Management’s Annual Report on Internal Control Over Financial Reporting” and Ernst and Young’s “Report of Independent Registered Public Accounting Firm,” which are included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380). The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, which was filed with the SEC.

THE AUDIT COMMITTEE

Rhodes R. Bobbitt

Tom C. Nichols

William A. Shipp, Jr.

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Harvey B. Cash

Tom C. Nichols

Lyndon L. Olson, Jr.

Compensation Discussion and Analysis

Overview of Compensation Process. The Compensation Committee of our Board of Directors is responsible for establishing the compensation arrangements for our employees, including our executive officers, and reviewing and making recommendations to the full Board of Directors regarding non-employee director compensation. The Compensation Committee is also responsible for the administration of our stock incentive plans and other compensation plans in which our employees participate. It is the responsibility of the Compensation Committee to determine whether, in its judgment, our executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve our best interests and the best interests of our stockholders. Each member of the Compensation Committee is an “independent director” as defined under the applicable rules of the New York Stock Exchange and our Corporate Governance Guidelines, a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, and an “outside director” for the purposes of the Internal Revenue Code of 1986, in each case as determined by our Board of Directors.

The Compensation Committee reviews our compensation policies on an annual basis and the compensation of individual executives is reviewed annually in light of the compensation policies for that year. In setting and reviewing executive compensation, in addition to corporate performance, the Compensation Committee believes it is appropriate to consider the level of experience and responsibilities of each executive, as well as the personal contributions a particular individual may make to the corporate enterprise. No relative weight is assigned to quantitative or qualitative factors considered by the Compensation Committee in reaching its decisions. The Company did not engage a compensation consultant or engage in benchmarking of comparable companies in determining the compensation of its executive officers during fiscal year 2011.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all decisions regarding the compensation of our executive officers. The Compensation Committee annually evaluates the performance of our executive officers, and our chief executive officer and president provide the Compensation Committee with their assessment of the performance of our executive officers other than themselves. Decisions regarding the compensation of employees other than our executive officers are made by our chief executive officer and president in consultation with other members of management.

What Is Our Philosophy of Executive Officer Compensation?

The Compensation Committee believes that the primary objectives of our executive compensation policies should be:

•

To attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable position in our industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance;

•	To provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals; and

•

To align the interests of executives with those of our stockholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options, restricted stock or other equity-based long-term incentive compensation.

The Compensation Committee is committed to a strong link between our financial and strategic objectives and our compensation and benefit practices. It is the Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon our performance, as well as upon his or her individual performance. Accordingly, the Compensation Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the prior year, his or her projected role and responsibilities, required impact on execution of our strategy, total cash and equity compensation internally, and other factors the Compensation Committee deems appropriate.

Elements of 2011 Executive Compensation. Overall, our executive compensation program is designed to be consistent with the objectives and principles set forth above. For the fiscal year 2011, the principal components of compensation for our executive officers were:

Base Salary. We provide executive officers with base salaries to compensate them for services provided during the year. The base salaries of our executive officers are generally established by the terms of employment agreements between the Company and those executives. These employment agreements provide for a minimum base salary, adjusted for such increases as the Compensation Committee shall determine to be appropriate. The Compensation Committee generally reviews the base salaries of our executive officers on an annual basis. In determining whether an increase in base compensation for the executive officers is appropriate, the Compensation Committee considers the performance of the Company and the executive officer during the prior year, the executive officers’ level of base salary relative to other executive officers of the Company, and the recommendations of the chief executive officer and president. Based upon these factors, the Compensation Committee approved base salaries for our named executive officers for calendar years 2011 and 2010 as follows.

Name	2011 Base Salary ($)	2010 Base Salary ($)
Stephen J. Harrison	500,000	500,000
Mark A. Kelly	400,000	—
Daniel L. Walker	240,000	240,000
John R. Barnett	210,000	175,000
Keith E. Bornemann	160,000	160,000
Edward L. Pierce (1)	400,000	400,000
Kevin P. Cohn (2)	250,000	250,000

(1)	Mr. Pierce served as our President until March 25, 2011.
(2)	Mr. Cohn served as our Senior Vice President and Chief Financial Officer until March 9, 2011.

Cash Bonus. The Compensation Committee considers that compensation should be linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee relies on cash bonuses awarded to our executive officers and other key employees. Pursuant to the terms of their employment agreements with the Company, the maximum total bonus award that Stephen J. Harrison, Daniel L. Walker, John R. Barnett and Keith E. Bornemann were eligible to receive for fiscal year 2011 was 100% of base salary for Mr. Harrison, 50% of base salary for Mr. Walker, 40% of base salary for Mr. Barnett, and 35% of base salary for Mr. Bornemann. The Compensation Committee did not use performance-based objectives or individual goals to determine bonuses for our executive officers for fiscal year 2011. All bonuses paid to our executive officers for fiscal year 2011 were determined by the Compensation Committee on a discretionary basis. In determining the cash bonuses to be paid to the executive officers for fiscal year 2011, the Compensation Committee considered the Company’s results of operations during the year and the Compensation Committee’s subjective determination of each executive officer’s individual performance during the year, including the performance of the area of the Company for which they have responsibility, individual leadership, and contribution to the Company as a whole. The Compensation Committee approved the following bonuses to our executive officers for fiscal year 2011: Mr. Walker, $48,000 (20% of base salary); Mr. Barnett, $33,600 (16% of base salary); and Mr. Bornemann, $22,400 (14% of base salary). The cash bonuses paid for fiscal year 2011 to the named executive officers are reflected in the Summary Compensation Table.

Equity Awards. Equity awards, including stock options and restricted common stock (“restricted stock awards”), are the principal vehicle for payment of long-term compensation for our executive officers. The Compensation Committee believes stock-based incentive compensation should be structured so as to closely align the interests of the executive officers with the interests of our stockholders. All equity awards are granted pursuant to incentive plans approved by our stockholders. The Compensation Committee determines the equity award grants to the executive officers and takes into account the recommendations of the chief executive officer and president prior to approving awards of stock-based incentive compensation. Equity awards are granted in part to reward the senior executives for their long-term strategic management of the Company, and to motivate the executives to improve stockholder value. The Compensation Committee may also grant an award to an executive officer upon the commencement of his or her employment with the Company or upon a change in his or her duties or responsibilities with the Company. There were no stock awards granted during fiscal year 2011 to the named executive officers.

401(k) Plan. The Company maintains a 401(k) plan that provides for a matching contribution by the Company of 100% of the participant’s voluntary salary contributions of the first 3% of the participant’s salary contributed by the participant, plus 50% of the next 2% of salary, up to the maximum voluntary salary contribution established by the U.S. Department of Labor.

Elements of 2012 Executive Compensation Plan.

Base Salary. Consistent with the prior stated objectives of the base salary component of executive compensation, for fiscal year 2012, the Compensation Committee determined to maintain the base salaries of the named executive officers.

Cash Bonus and Equity Awards. On September 7, 2011, the Compensation Committee adopted the 2012 Management Bonus Program, which is consistent with the previously stated objectives of the cash bonus and equity award components of executive compensation. For non-senior executive officers and key employees, 50% of their respective bonus potential is subject to the Company achieving its financial pre-tax income projections for fiscal year 2012. The remainder is based on specific management business objectives set forth for that particular participant. For senior executive officers, certain financial performance metric targets, including premiums written, claims loss and loss adjustment expense ratios, net expense ratio and pre-tax income, have been approved as benchmarks for use by the Compensation Committee to evaluate the performance of the particular senior executive officer and determination of their respective bonus payout.

The following fixed bonus percentages will be followed for our named executive officers:

Name	Position	Target Bonus % of Base Salary (1)
Stephen J. Harrison	Chief Executive Officer	100%
Mark A. Kelly	Interim President	75%
John R. Barnett	Senior Vice President of Finance	50%
Daniel L. Walker	Senior Vice President – Operations	50%
Keith E. Bornemann	Vice President and Corporate Controller	35%

(1)	Bonus payouts greater than 50% of bonus potential will be in the form of equity grants. All equity award grants are subject to prior approval of the Compensation Committee.

Perquisites and Other Benefits. The Company does not generally provide material perquisites that are not, in the Compensation Committee’s view, integrally and directly related to the executive officers’ duties. Our executive officers participate in broad-based benefit programs that are generally available to our salaried employees, including health, dental, disability and life insurance programs.

Benefits Upon Termination of Employment. We have employment agreements with our executive officers. These agreements generally provide that if the executive is terminated without cause or resigns for good reason (as defined in the employment agreements), the executive will receive certain severance payments and benefits. The Compensation Committee believes that the severance provisions contained in the employment agreements are an important element in attracting and retaining executive officers. See “Potential Payments Upon Termination or

Change in Control” for information with respect to potential payments and benefits under these employment agreements and our other compensation arrangements upon the termination of our executive officers.

Tax and Accounting Matters. Section 162(m) of the Internal Revenue Code of 1986, enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Under Internal Revenue Service regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee expects to continue to monitor the application of Section 162(m) to executive compensation and will take appropriate action if it is warranted in the future. We operate our compensation programs with the intention of complying with Section 409A of the Internal Revenue Code of 1986.

Employment Agreements

We have employment agreements with each of our named executive officers, except for our interim President. The employment agreements provide for a minimum base salary, adjusted for such increases as the Compensation Committee determines to be appropriate. The employment agreements provide that the Company will employ the executive until the executive’s termination of employment with the Company. In the event the executive’s employment with the Company is terminated for any reason, including termination by the Company for or without cause, resignation by the executive for or without good reason, or the executive’s death or disability, he will be entitled to receive his accrued but unpaid base salary, bonus and vacation pay through the effective date of termination, and unreimbursed employment-related expenses. In the event the executive’s employment with the Company is terminated by the Company for “cause” (as defined under “Potential Payments Upon Termination or Change in Control”) or by the executive without “good reason” (as defined under “Potential Payments Upon Termination or Change in Control”), the Company shall have no further obligations under the employment agreement. In the event the executive’s employment with the Company is terminated by the Company without cause, by the executive for good reason, or as the result of death or disability or in connection with a change in control (as defined under “Potential Payments Upon Termination or Change in Control”), the employment agreement provides that the executive will be entitled to severance payments and benefits as described below under “Potential Payments Upon Termination or Change in Control.” Payment of the severance payments and benefits generally is conditioned upon the executive’s compliance with other provisions of his employment agreement, which include limitations upon his use and disclosure of confidential information, solicitation of employees, interference with the Company’s business opportunities and an obligation not to compete with the business of the Company for a specified period following termination of employment.

Compensation Risk Assessment. The Compensation Committee has reviewed our compensation plans and policies to determine whether they encourage excessive or inappropriate risk-taking by our employees, including our named executive officers. This assessment included a review of our business and the design of our incentive plans and policies. Our compensation arrangements include base salaries at levels that the Compensation Committee believes provides employees with a steady income so that they are not encouraged to focus on short-term performance criteria to the detriment of other important Company measures. The performance measures used in our incentive-based compensation arrangements are based primarily upon Company measures, which we believe encourages executives and other employees to focus on overall corporate performance rather than individual performance or the performance of a specific part of our business, provide for payments based upon multiple levels of performance, and are capped at a specified percentage of annual salary. Based upon its review, the Compensation Committee has determined that our compensation plans and policies, taken as a whole, are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, the Compensation Committee of the Board of Directors was composed of Harvey B. Cash, Tom C. Nichols and Lyndon L. Olson, Jr. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

Summary Compensation Table – Fiscal Years 2009 - 2011

The following table sets forth compensation for fiscal years 2011, 2010 and 2009 earned by (i) our chief executive officer, (ii) our chief financial officer, and (iii) our three next highest paid executive officers, who were either serving in such capacities on June 30, 2011, or during 2011, or are reportable pursuant to applicable SEC regulations.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Stephen J. Harrison	2011	500,000		—	—	—	—	9,800	(3)	509,800
Chief Executive Officer	2010	500,000		120,000	44,969	—	—	9,800		674,769
	2009	500,000		—	95,143	—	225,000	9,500		829,643
Mark A. Kelly Interim President	2011	133,333	(4)	—	—	—	—	—		133,333
John R. Barnett Senior Vice President of Finance	2011	182,292		33,600	—	—	—	7,071	(3)	222,963
Michael J. Bodayle Former Interim Chief Financial Officer; Current Vice President - Treasurer, Chief Financial Officer – Insurance Operations and Secretary	2011	182,500		18,250	—	—	—	7,409	(3)	208,159
Daniel L. Walker	2011	240,000		48,000	—	—	—	4,000	(3)	292,000
Senior Vice President -	2010	240,000		85,000	—	—	—	—		325,000
Operations	2009	223,750		41,597	86,668	—	50,903	—		402,918
Keith E. Bornemann	2011	160,000		22,400	—	—	—	7,620	(3)	190,020
Vice President and Corporate	2010	160,000		30,500	6,186	—	—	8,280		204,966
Controller	2009	147,500		21,187	34,665	—	25,813	6,001		235,166
Edward L. Pierce(5)	2011	309,234		—	—	—	—	205,800	(6)	515,034
Former President	2010	400,000		110,000	129,699	—	—	9,800		649,499
	2009	400,000		65,000	51,300	—	135,000	9,500		660,800
Kevin P. Cohn(7)	2011	186,851		—	—	—	—	153,107	(8)	339,958
Former Senior Vice President,	2010	250,000		60,000	54,859	—	—	9,800		374,659
Chief Financial Officer and Secretary	2009	250,000		46,663	—	—	78,337	9,500		384,500

(1)	Represents the aggregate grant date fair value of restricted stock awards granted during each respective fiscal year computed in accordance with FASB ASC 718-20. Aggregate compensation expense is equal to the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of grant multiplied by the number of shares of restricted stock granted.
(2)	Represents the aggregate grant date fair value of option awards granted during each respective fiscal year computed in accordance with FASB ASC 718-20. Aggregate compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model. See Note 4 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for the assumptions made in determining option values.
(3)	Represents the matching amounts paid by the Company under our 401(k) Plan.
(4)	Represents an annual salary of $400,000, prorated for service from March 2011 to June 2011.
(5)	Mr. Pierce served as our President until March 25, 2011. Pursuant to the terms of his Employment Agreement, Mr. Pierce will receive his current base salary times two through March 25, 2012.
(6)	Includes $5,800 attributable to the matching amount paid by the Company under our 401(k) Plan and $200,000 of severance payments pursuant to the terms of his Employment Agreement.
(7)	Mr. Cohn served as our Senior Vice President, Chief Financial Officer and Secretary until March 9, 2011. Pursuant to the terms of his Employment Agreement, Mr. Cohn will receive his current base salary times two through March 9, 2012.
(8)	Includes $7,274 attributable to the matching amount paid by the Company under our 401(k) Plan and $145,833 of severance payments pursuant to the terms of his Employment Agreement.

Grants of Plan-Based Awards – Fiscal Year 2011

During fiscal year 2011, none of our named executive officers were granted an equity award.

Outstanding Equity Awards at Fiscal Year-End – Fiscal Year 2011

The following table sets forth information concerning outstanding equity awards held by our named executive officers at June 30, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Stephen J. Harrison	—		—		—	—	8,769 17,121	(1) (1)	16,223 31,674	(2) (2)
John R. Barnett	24,000		16,000	(3)	3.04	3/18/18	14,561 5,394	(4) (5)	26,938 9,979	(2) (2)
Michael J. Bodayle	30,000		20,000	(3)	3.04	3/18/18	10,534	(5)	19,488	(2)
Daniel L. Walker	60,000		40,000	(3)	3.04	3/18/18	20,801	(4)	38,482	(2)
Keith E. Bornemann	21,000		14,000	(3)	3.04	3/18/18	8,320 2,512	(4) (5)	15,392 4,647	(2) (2)
Edward L. Pierce	100,000	(6)	—		3.04	3/25/13	—		—
Kevin P. Cohn	168,750	(7)	—		3.04	3/9/13	—		—

(1)	The Company issued 17,537 and 22,827 restricted shares to Mr. Stephen J. Harrison on February 10, 2009 and November 18, 2009, respectively. Pursuant to the restricted stock award agreements, the shares issued vest in equal 25% installments over a four-year period beginning on the first anniversary of the respective date of grant. Unvested restricted stock will vest under certain circumstances, including termination of employment of Mr. Stephen J. Harrison, as described within the “Potential Payments Upon Termination or Change in Control” section.
(2)	Market value based on a closing share price of $1.85 for the Company’s Common Stock on the New York Stock Exchange on June 30, 2011.
(3)	Messrs. Barnett, Bodayle, Walker and Bornemann were granted an option to purchase 40,000, 50,000, 100,000 and 35,000 shares, respectively, on March 18, 2008. The options vest in equal 20% installments over a five-year period beginning on the first anniversary of the date of grant.
(4)	The Company issued 24,267, 34,667 and 13,866 restricted shares to Messrs. Barnett, Walker and Bornemann, respectively, on February 10, 2009. Pursuant to the restricted stock award agreements, the shares vest in equal installments over a five-year period beginning on the first anniversary of the date of grant. Unvested restricted stock will become fully exercisable under certain circumstances, including termination of employment of Messrs. Barnett, Walker or Bornemann, as applicable, as described within the “Potential Payments Upon Termination or Change in Control” section.
(5)	The Company issued 6,742, 13,167 and 3,140 restricted shares to Messrs. Barnett, Bodayle and Bornemann, respectively, on November 18, 2009. Pursuant to the restricted stock award agreements, the shares vest in equal installments over a five-year period beginning on the first anniversary of the date of grant. Unvested restricted stock will become fully exercisable under certain circumstances, including termination of employment of Messrs. Barnett, Bodayle or Bornemann, as described within the “Potential Payments Upon Termination or Change in Control” section.
(6)	Mr. Pierce was granted an option to purchase 100,000 shares on March 18, 2008. Pursuant to the terms of his Employment Agreement, the option fully vested effective March 25, 2011 upon the termination of his employment with the Company. Mr. Pierce must exercise the option by March 25, 2013.
(7)	Mr. Cohn was granted an option to purchase 225,000 shares on March 18, 2008. Pursuant to the terms of his Employment Agreement, 168,750 options vested and 56,250 options were cancelled effective March 9, 2011 upon the termination of his employment with the Company. Mr. Cohn must exercise the vested portion of these options by March 9, 2013.

Option Exercises and Stock Vested – Fiscal Year 2011

The following table sets forth information concerning each equity award held by a named executive officer that vested in fiscal year 2011. No awards were exercised during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen J. Harrison	—	—	4,384 5,706	(1) (1)	8,023 10,556	(2) (3)
John R. Barnett	—	—	4,853 1,348	(4) (4)	5,074 2,494	(2) (3)
Michael J. Bodayle	—	—	2,633	(5)	4,871	(3)
Daniel L. Walker	—	—	6,933	(6)	12,687	(2)
Keith E. Bornemann	—	—	2,773 628	(7) (7)	5,074 1,162	(2) (3)
Edward L. Pierce	—	—	160,000 65,837	(8) (8)	280,000 120,317	(9) (10)
Kevin P. Cohn	—	—	27,847	(11)	52,352	(12)

(1)	The Company issued 17,537 and 22,827 restricted shares to Mr. Stephen J. Harrison on February 10, 2009 and November 18, 2009, respectively. Pursuant to the restricted stock award agreements, of the 17,537 shares issued on February 10, 2009, 4,384 shares vested on each of February 10, 2010 and 2011 and of the 22,827 shares issued on November 18, 2009, 5,706 shares vested on November 18, 2010, while the remaining unvested shares will vest in equal 25% installments on each anniversary of the respective date of grant. Unvested restricted stock will vest under certain circumstances, including termination of employment of Mr. Stephen J. Harrison, as described within the “Potential Payments Upon Termination or Change in Control” section.
(2)	Value realized on vesting based on a closing share price of $1.83 for the Company’s Common Stock on the New York Stock Exchange on February 10, 2011.
(3)	Value realized on vesting based on a closing share price of $1.85 for the Company’s Common Stock on the New York Stock Exchange on November 18, 2010.
(4)	The Company issued 24,267 and 6,742 restricted shares to Mr. Barnett on February 10, 2009 and November 18, 2009, respectively. Pursuant to the restricted stock award agreement, of the 24,267 shares issued on February 10, 2009, 4,853 shares vested on each of February 10, 2010 and 2011 and of the 6,742 shares issued on November 18, 2009, 1,348 shares vested on November 18, 2010 while the remaining unvested shares will vest in equal 20% installments on each anniversary of the date of grant. Unvested restricted stock will vest under certain circumstances, including termination of employment of Mr. Barnett, as described within the “Potential Payments Upon Termination or Change in Control” section.
(5)	The Company issued 13,167 restricted shares to Mr. Bodayle on November 18, 2009. Pursuant to the restricted stock award agreement, of the 13,167 shares issued on November 18, 2009, 2,633 shares vested on November 18, 2010 while the remaining unvested shares will vest in equal 20% installments on each anniversary of the date of grant. Unvested restricted stock will vest under certain circumstances, including termination of employment of Mr. Bodayle, as described within the “Potential Payments Upon Termination or Change in Control” section.
(6)	The Company issued 34,667 restricted shares to Mr. Walker on February 10, 2009. Pursuant to the restricted stock award agreement, 6,933 shares vested on each of February 10, 2010 and 2011, while the remaining unvested shares will vest in equal 20% installments on each anniversary of the date of grant. Unvested restricted stock will become fully exercisable under certain circumstances, including termination of employment of Mr. Walker, as described within the “Potential Payments Upon Termination or Change in Control”.
(7)	The Company issued 13,866 and 3,140 restricted shares to Mr. Bornemann on February 10, 2009 and November 18, 2009, respectively. Pursuant to the restricted stock award agreement, of the 13,866 shares issued on February 10, 2009, 2,773 shares vested on each of February 10, 2010 and 2011 and of the 3,140 shares issued on November 18, 2009, 628 shares vested on November 18, 2010 while the remaining unvested shares will vest in equal 20% installments on each anniversary of the date of grant. Unvested restricted stock will vest under certain circumstances, including termination of employment of Mr. Bornemann, as described within the “Potential Payments Upon Termination or Change in Control” section.

(8)	The Company issued 400,000 and 65,837 restricted shares to Mr. Pierce on March 18, 2008 and November 18, 2009, respectively. Pursuant to restricted stock award agreements, of the 400,000 shares issued on March 18, 2008, 160,000 shares vested on July 1, 2009 and 80,000 shares vested on each of October 1, 2009 and 2010, while of the 65,837 shares issued on November 18, 2009, 16,459 shares vested on November 18, 2010. Effective March 25, 2011, pursuant to the terms of his Employment Agreement, all of Mr. Pierce’s unvested restricted stock became fully vested upon the termination of his employment with the Company. This included 80,000 shares originally issued on March 18, 2008 and 49,378 originally issued on November 18, 2009.
(9)	Value realized on vesting based on closing share prices of $1.68 and $1.82 for the Company’s Common Stock on the New York Stock Exchange on October 1, 2010 and March 25, 2011, respectively.
(10)	Value realized on vesting based on closing share prices of $1.85 and $1.82 for the Company’s Common Stock on the New York Stock Exchange on November 18, 2010 and March 25, 2011, respectively.
(11)	The Company issued 27,847 restricted shares to Mr. Cohn on November 18, 2009. Pursuant to restricted stock award agreement, of the 27,847 shares issued on November 18, 2009, 6,962 shares vested on November 18, 2010. Effective March 9, 2011, pursuant to the terms of his Employment Agreement, all of Mr. Cohn’s unvested restricted stock became fully vested upon the termination of his employment with the Company. This included 20,885 shares originally issued on November 18, 2009.
(12)	Value realized on vesting based on closing share prices of $1.85 and $1.89 for the Company’s Common Stock on the New York Stock Exchange on November 18, 2010 and March 9, 2011, respectively.

Equity Compensation Plan Information

The following table summarizes information with respect to our equity compensation plans as of June 30, 2011.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	4,499,428	$3.06	3,051,833
Equity compensation plans not approved by security holders	—	—	—

Potential Payments Upon Termination or Change in Control

Certain of the Company’s named executive officers are subject to written employment agreements that set forth the consideration payable to such named executive officers in connection with the termination of their employment. Payments of these amounts generally are conditioned upon the named executive officer’s compliance with the other provisions of his employment agreement, which include limitations upon his use and disclosure of confidential information, solicitation of employees, interference with the Company’s business opportunities and an obligation not to compete with the business of the Company for a specified period following termination of employment. In addition, the stock award agreements to which each of the named executive officers is a party include certain provisions that address the rights of the named executive officers upon termination.

Description of Potential Payments on Termination or Change in Control. The discussion below outlines the amount of compensation payable to those named executive officers of the Company with written employment agreements in the event of a termination of employment or following a change in control. Except as otherwise noted, the discussion below applies to each of the named executive officers.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which a named executive officer’s employment with the Company is terminated, he will be entitled to receive the following amounts:

•	accrued but unpaid base salary through the effective date of termination;

•	accrued but unpaid bonus owed to the executive as of the date of termination;

•	accrued but unpaid vacation pay; and

•	unreimbursed employment-related expenses.

Payments Made Upon Termination of a Named Executive Officer for Cause. The Company may terminate each named executive officer for “cause,” which is defined as:

•	his conviction of a felony or a crime involving moral turpitude;

•	his act of dishonesty or fraud that has caused material harm to the Company;

•

his willful and continued failure to substantially perform duties and obligations under his employment agreement (other than any such failure resulting from incapacity due to physical or mental illness); or

•	his uncured gross negligence or willful misconduct.

If a named executive officer were terminated for cause, he would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

Payments Made Upon Resignation of a Named Executive Officer Without Good Reason. Each named executive officer may resign at any time. If his resignation were not for “good reason” (as defined below), he would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

The term “good reason” is defined in the named executive officers’ employment agreements as:

•	a reduction in the amount of the executive’s compensation in a manner that constitutes a breach of his employment agreement;

•	a material uncured breach of the Company’s obligations under the employment agreement;

•

an assignment of duties materially inconsistent with his position, duties, responsibilities and status with the Company, a reduction of his authority, a material change in his reporting responsibilities, titles or offices, or removal of him from any such positions (except in connection with the termination of his employment for cause, resignation of his employment other than for good reason or as a result of his death or disability); or

•	a requirement that he relocate his place of work to a location more than 50 miles from the Company’s current corporate headquarters (25 miles with respect to Mr. Stephen J. Harrison).

And, solely with respect to Mr. Stephen J. Harrison’s employment agreement, as:

•	a “change in control” (as defined on page 24) of the Company (other than one that he approved or voted in favor of in his capacity as a director and/or stockholder of the Company); or

•	removal from the Board other than for cause or is not reelected to the Board at the end of his term of service thereon.

Payments Made Upon Disability of a Named Executive Officer. In the event of a named executive officer’s “disability” (defined as executive’s incapacitation or other absence from his full-time duties for six consecutive months or for at least 180 days during any 12-month period, in either case as a result of a mental or physical illness or injury), he would be entitled to:

•	all amounts under “Payments Made Upon Any Termination of Employment” above.

The term “disability” is defined under Mr. Stephen J. Harrison’s employment agreement as:

•

an inability to engage in any substantial gainful activity by reason of any medically physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

•

the receipt of income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company which covers employees of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

•	totally disabled, as determined by the Social Security Administration.

In the event of Mr. Stephen J. Harrison’s disability, he would also be entitled to:

•

payments during the “severance period” (as defined below) in an amount equal to 60% of his initial base salary, payable in regular installments, net of any benefits he receives from disability insurance;

•	participate during the severance period in all employee health benefit programs made generally available to the Company’s senior management; and

•	the immediate vesting of all options granted pursuant to his nonqualified stock option agreement.

The term “severance period” is defined under Mr. Stephen J. Harrison’s employment agreement as the second anniversary of the termination of his employment.

In the event of a named executive officer’s “total and permanent disability” (as defined below), he would also be entitled to:

•	the immediate termination of all remaining restrictions set forth and relating to all restricted stock awards granted to him.

The term “total and permanent disability” is defined under the Amended and Restated First Acceptance Corporation 2002 Long Term Incentive Plan as a person being qualified for long-term disability benefits under the Company’s or one of its subsidiaries’ disability plans or insurance policies; or, if no such plan or policy is then in existence or if such person is not eligible to participate in such plan or policy, that the person is incapacitated and absent from his or her duties with the Company or any of its subsidiaries on a full time basis for a period of six (6) continuous months or for at least one hundred eighty (180) days during any twelve (12) month period as a result of mental or physical illness or physical injury, as determined in good faith by the Compensation Committee.

Payments Made Upon Death of a Named Executive Officer. In the event of a named executive officer’s death, his estate would be entitled to:

•	all amounts under “Payments Made Upon Any Termination of Employment” above; and

•	the immediate termination of all remaining restrictions set forth and relating to all restricted stock awards granted to him.

In the event of Mr. Stephen J. Harrison’s death, his estate would also be entitled to:

•

a bonus in the amount equal to the annual bonus he would have been entitled to had he remained an employee for the entire year, multiplied by the number of days in such year prior to the date of death, divided by 365.

Payments Made Upon Retirement of a Named Executive Officer. In the event of a named executive officer’s retirement, he would be entitled to:

•	all amounts under “Payments Made Upon Any Termination of Employment” above; and

•	the immediate termination of all remaining restrictions set forth and relating to all restricted stock awards granted to him.

Payments Made Upon Termination Without Cause or Resignation for Good Reason. In the event of a named executive officer’s termination without cause or resignation for good reason, he would be entitled to:

•	all amounts under “Payments Made Upon Any Termination of Employment” above; and

•	the immediate termination of all remaining restrictions set forth and relating to all restricted stock awards granted to him.

In the event of Mr. Stephen J. Harrison’s termination without cause or resignation for good reason, he would also be entitled to:

•	a payment equal to the product of his then current base salary, times two (2), payable in one lump sum as of the effective date of termination or resignation;

•

a payment equal to the product of his annual bonus paid for the fiscal year immediately preceding the fiscal year in which the termination or resignation occurs, times two (2), payable in one lump sum as of the effective date of termination or resignation;

•	participate through the second anniversary of termination or resignation in all employee health benefit programs made generally available to the Company’s senior management; and

•	an additional payment for any excise taxes resulting from the foregoing payments if the foregoing payments are made in connection with a change in control of the Company.

In the event of Mr. Walker’s termination without cause or resignation for good reason, he would also be entitled to:

•

a payment equal to his then current base salary payable in regular installments through the first anniversary of termination or resignation (if the termination or resignation is in connection with a “change in control” (as defined below) of the Company and occurs within twelve (12) months of such change in control, then a payment equal to the product of his then current base salary, times 200 percent, is payable in one lump sum as of the effective date of the termination or resignation); and

•

participate through the first anniversary of termination or resignation in all employee health benefit programs made generally available to the Company’s employees (if termination or resignation is in connection with a change in control of the Company and occurs within twelve (12) months of such change in control, then participation through the second anniversary of termination or resignation in all employee health benefit programs made generally available to the Company’s employees).

In the event of Messrs. Barnett, Bodayle or Bornemann’s termination without cause or resignation for good reason, he would also be entitled to:

•

a payment equal to his then current base salary payable in regular installments through the first anniversary of termination or resignation (if the termination or resignation is in connection with a “change in control” (as defined below) of the Company and occurs within twelve (12) months of such change in control, then a payment equal to the product of his then current base salary, times 150 percent, is payable in one lump sum as of the effective date of the termination or resignation); and

•	participate through the first anniversary of termination or resignation in all employee health benefit programs made generally available to the Company’s employees.

The term “change in control” is defined under the Amended and Restated First Acceptance Corporation 2002 Long Term Incentive Plan as:

•

any consolidation, merger or share exchange of the Company in which the holders of a majority of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor thereto following such transaction;

•

any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company;

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

•

the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (a) at July 1, 2002 were directors or (b) become directors after July 1, 2002 and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on July 1, 2002 or whose election or nomination for election was previously so approved; or

•

the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on July 1, 2002.

Provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a change in control if the acquiror is (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity; (b) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company; or (c) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Pursuant to the terms of each named executive officer’s nonqualified stock option agreement, upon the effective date of a change in control, all unvested options granted to him will immediately become fully vested and exercisable provided that he is employed by (or, if he is a consultant or an outside director, is providing services to) the Company or a subsidiary from the grant date to the effective date of the change in control.

Pursuant to the terms of each named executive officer’s restricted stock award agreement, upon the effective date of a change in control, all restrictions set forth and relating to such restricted stock awards granted to him will immediately be terminated.

Summary of Potential Payments on Termination or Change in Control. The following tables set forth the estimated benefits to which each named executive officer is entitled in the event that (i) the Company terminates the named executive officer without cause or the named executive officer resigns for good reason, (ii) the Company terminates the named executive officer without cause or the named executive officer resigns for good reason in connection with a change in control of the Company, or (iii) the Company terminates the named executive officer for cause or the named executive officer resigns without good reason, or as a result of disability, death or retirement of the named executive officer, assuming that the triggering event took place on and as of June 30, 2011.

Termination Without Cause or Resignation For Good Reason

Name	Bonus ($) (1)	Additional Severance Payment ($) (2)	Continued Benefit Plan Coverage ($) (3)	Accelerated Stock Option Vesting ($) (4)	Accelerated Restricted Stock Vesting ($) (5)	Total ($)
Stephen J. Harrison	—	1,000,000	14,355	—	47,897	1,062,252
Mark A. Kelly	—	—	—	—	—	—
John R. Barnett	—	210,000	10,897	—	36,917	257,814
Michael J. Bodayle	—	182,500	9,716	—	19,488	211,704
Daniel L. Walker	—	240,000	7,001	—	38,482	285,483
Keith E. Bornemann	—	160,000	6,864	—	20,039	186,903

(1)	In the case of Mr. Stephen J. Harrison, includes the receipt of the accrued and unpaid bonuses and a lump sum payment equal to the bonus paid to the executive for the fiscal year immediately preceding the year in which the termination of employment occurs times two (2). In the case of Messrs. Barnett, Bodayle, Walker and Bornemann, includes the receipt of the accrued and unpaid bonuses as stipulated in their respective employment agreements.
(2)	In the case of Mr. Stephen J. Harrison includes the receipt of an amount equal to the then current base salary times two (2). In the case of Messrs. Barnett, Bodayle, Walker and Bornemann, includes the receipt of the then current base salary.
(3)	Represents the estimated maximum aggregate amount of the named executive officer’s payable share of all medical, dental, health and disability insurance payables by the Company for the benefit of the named executive officer and members of his immediate family until the second anniversary of the date of termination of employment in the case of Mr. Stephen J. Harrison, and for the period of twelve (12) months after the termination date in the case of Messrs. Barnett, Bodayle, Walker and Bornemann; also includes the continuation of all employee health benefit programs generally available to similarly situated employees during the defined post-termination period.
(4)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above. Stock options that have vested on an accelerated basis are exercisable within either twelve (12) or twenty-four (24) months, pursuant to the respective stock option agreement, following the date of the termination of service (which for purposes of this table is June 30, 2011). Consequently, the amounts included in this column represent the maximum profit the named executive officer would have received had he (i) exercised any of these options that were in-the-money and (ii) sold the underlying stock at $1.85 per share on June 30, 2011. All stock options held on June 30, 2011 that vested were out-of-the-money.
(5)	Market value based on a closing share price of $1.85 for the Company’s Common Stock on the New York Stock Exchange on June 30, 2011.

Termination Without Cause or Resignation for Good Reason Resulting From a Change in Control

Name	Bonus ($) (1)	Additional Severance Payment ($) (2)	Continued Benefit Plan Coverage ($) (3)	Accelerated Stock Option Vesting ($) (4)	Accelerated Restricted Stock Vesting ($) (5)	Total ($)
Stephen J. Harrison	—	1,000,000	14,355	—	47,897	1,062,252
Mark A. Kelly	—	—	—	—	—	—
John R. Barnett	—	315,000	10,897	—	36,917	362,814
Michael J. Bodayle	—	273,750	9,716	—	19,488	302,954
Daniel L. Walker	—	480,000	14,002	—	38,482	532,484
Keith E. Bornemann	—	240,000	6,864	—	20,039	266,903

(1)	In the case of Mr. Stephen J. Harrison, includes the receipt of the accrued and unpaid bonuses and a lump sum payment equal to the bonus paid to the executive for the fiscal year immediately preceding the year in which the termination of employment occurs times two (2). In the case of Messrs. Barnett, Bodayle, Walker and Bornemann, includes the receipt of the accrued and unpaid bonuses as stipulated in their respective employment agreements.
(2)	In the case of Messrs. Stephen J. Harrison and Walker, includes the receipt of an amount equal to their then current base salary times two (2). In the case of Messrs. Barnett, Bodayle and Bornemann, includes the receipt of an amount equal to their then current base salary times 150 percent.
(3)	Represents the estimated maximum aggregate amount of the named executive officer’s payable share of all medical, dental, health and disability insurance payables by the Company for the benefit of the named executive officer and members of his immediate family until the second anniversary of the date of termination of employment in the case of Messrs. Stephen J. Harrison and Walker, and for the period of twelve (12) months after the termination date in the case of Messrs. Barnett, Bodayle and Bornemann; also includes the continuation of all employee health benefit programs generally available to similarly situated employees during the defined post-termination period.
(4)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above. Stock options that have vested on an accelerated basis are exercisable within either twelve (12) or twenty-four (24) months, pursuant to the respective stock option agreement, following the date of the termination of service (which for purposes of this table is June 30, 2011). Consequently, the amounts included in this column represent the maximum profit the named executive officer would have received had he (i) exercised any of these options that were in-the-money and (ii) sold the underlying stock at $1.85 per share on June 30, 2011. All stock options held on June 30, 2011 that vested were out-of-the-money.
(5)	Market value based on a closing share price of $1.85 for the Company’s Common Stock on the New York Stock Exchange on June 30, 2011.

Termination For Cause or Resignation Without Good Reason, or Resulting From Disability, Death or Retirement

Name	Bonus ($) (1)	Additional Severance Payment ($) (2)	Continued Benefit Plan Coverage ($) (3)	Accelerated Stock Option Vesting ($) (4)	Accelerated Restricted Stock Vesting ($) (5)	Total ($)
Stephen J. Harrison
Cause or Resignation Without Good Reason Disability Death Retirement	— — —	— 300,000 — —	— 14,355 — —	— — — —	— 47,897 47,897 47,897	— 362,252 47,897 47,897
Mark A. Kelly
Cause or Resignation Without Good Reason Disability Death Retirement	— — —	— — — —	— — — —	— — — —	— — — —	— — — —
John R. Barnett
Cause or Resignation Without Good Reason Disability Death Retirement	— — —	— — — —	— — — —	— — — —	— 36,917 36,917 36,917	— 36,917 36,917 36,917
Michael J. Bodayle
Cause or Resignation Without Good Reason Disability Death Retirement	— — —	— — — —	— — — —	— — — —	— 19,488 19,488 19,488	— 19,488 19,488 19,488
Daniel L. Walker
Cause or Resignation Without Good Reason Disability Death Retirement	— — — —	— — — —	— — — —	— — — —	— 38,482 38,482 38,482	— 38,482 38,482 38,482
Keith E. Bornemann
Cause or Resignation Without Good Reason Disability Death Retirement	— — —	— — — —	— — — —	— — — —	— 20,039 20,039 20,039	— 20,039 20,039 20,039

(1)	Includes the receipt of the accrued and unpaid bonuses as stipulated in their respective employment agreements.
(2)	In the case of Mr. Stephen J. Harrison, includes the receipt of 60% of his initial base salary, net of any benefits received from disability insurance, as stipulated in his employment agreement.
(3)	In the case of Mr. Stephen J. Harrison, represents the estimated maximum aggregate amount of his payable share of all medical, dental, health and disability insurance payables by the Company for the benefit of him and members of his immediate family until the second anniversary of the date of termination of employment.
(4)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above. Stock options that have vested on an accelerated basis are exercisable within either twelve (12) or twenty-four (24) months, pursuant to the respective stock option agreement, following the date of the termination of service (which for purposes of this table is June 30, 2011). Consequently, the amounts included in this column represent the maximum profit the named executive officer would have received had he (i) exercised any of these options that were in-the-money and (ii) sold the underlying stock at $1.85 per share on June 30, 2011. All stock options held on June 30, 2011 that vested were out-of-the-money.
(5)	Market value based on a closing share price of $1.85 for the Company’s Common Stock on the New York Stock Exchange on June 30, 2011.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to newly enacted Section 14A(a)(1) of the Securities Exchange Act of 1934, we are asking stockholders to cast an advisory vote on the compensation of our named executive officers disclosed in the Executive Compensation section of this Proxy Statement. While this vote is a non-binding advisory vote, we value the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation programs are designed to align a significant portion of each named executive officer’s total compensation with the annual and long-term performance of the Company and the interests of our stockholders. Stockholders are urged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, which discuss in detail how our compensation policies and procedures implement our compensation philosophy.

The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. The vote is advisory and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee of the Board of Directors.

We are asking our stockholders to indicate their support for this Proposal 2 and the compensation paid to our named executive officers as disclosed commencing on page 14 of this Proxy Statement by voting FOR, on an advisory basis, the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, the compensation tables and the narrative discussion related thereto.”

The Board of Directors recommends that you vote FOR the compensation of our named executive officers.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON

EXECUTIVE COMPENSATION

Pursuant to newly enacted Section 14A(a)(1) of the Securities Exchange Act of 1934, we are asking stockholders to recommend, on an advisory basis, whether the advisory stockholder vote on the compensation of our named executive officers should occur every one, two or three years. While this vote is a non-binding advisory vote, we value the opinions of stockholders and will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board of Director believes that an annual vote is, therefore, consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

We understand that our stockholders may have differing views as to which interval is the most appropriate for us to seek a non-binding advisory vote on executive compensation. Stockholders may cast their vote on the preferred voting frequency with respect to a non-binding advisory vote on executive compensation by choosing either one year, two years, three years or by abstaining from voting in response to the following resolution regarding the frequency of seeking non-binding advisory votes on executive compensation:

“FURTHER RESOLVED, that the option of once every year, two years or three years that receives a majority of the votes cast, or if a majority of the votes cast is not cast for any option, then the option that receives the greatest number of votes cast, for this resolution will determine the preferred frequency with which the Company is to hold a stockholder vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as such compensation is disclosed in our annual meeting proxy statements in accordance with the rules and regulations of the SEC.”

The vote is advisory and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee of the Board of Directors.

The proxy card and other voting procedures provide stockholders with the opportunity to choose among four options (holding the vote every year, every two years or every three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors recommends that you vote FOR the option of once every year as the preferred frequency of votes on executive compensation.

PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for the current fiscal year, and the stockholders are requested to ratify this appointment. Ernst & Young has served as our independent registered public accounting firm since September 2005. A representative of Ernst & Young is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions. Stockholders should recognize that the ratification of the appointment of Ernst & Young does not preclude the Audit Committee from subsequently determining to change our independent registered public accounting firm if the Audit Committee determines such action to be in the best interests of the Company and its stockholders.

Fees Billed to Us by Ernst & Young LLP For Fiscal Years 2011 and 2010

Audit Fees. The aggregate audit fees billed by Ernst & Young for the fiscal years 2011 and 2010 were $650,000 and $651,950, respectively. The fees include professional services and expenses for annual financial and statutory audits, including internal control over financial reporting, and quarterly reviews of our financial statements.

Audit-Related Fees. Audit-related fees billed by Ernst & Young for the fiscal years 2011 and 2010 were $25,000, respectively. These fees related to the audit of the Company’s 401(k) plan.

Tax Fees. The aggregate tax fees billed by Ernst & Young for the fiscal years 2011 and 2010 were $69,500, respectively. These fees related primary to the preparation of federal and state income tax returns for the Company.

All Other Fees. Other fees billed by Ernst & Young for the fiscal years 2011 and 2010 were $7,200 and $766,400, respectively. The fiscal year 2011 fees related to state regulatory audit support services, while the fiscal year 2010 fees related primarily to transaction advisory services.

Audit Committee Pre-Approval Policies and Procedures.

Our Audit Committee has adopted a policy, contained in its Restated Charter, which provides that our Audit Committee must pre-approve all audit and non-audit services provided to the Company by our independent registered public accounting firm. This policy is administered by our senior management, which reports throughout the year to the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young.

Auditor Rotation Policies

Ernst & Young maintains partner rotation policies in accordance with the rules promulgated by the SEC. Such rules have required rotation of the lead audit partner after five years of assignment to the engagement.

Required Vote; Recommendation of the Board

Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. A properly executed proxy marked “ABSTAIN” with respect to this proposal will have the same effect as a vote against the proposal. However, as discussed elsewhere in this proxy statement, both abstentions and broker non-votes will factor into the determination of the existence of a quorum.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2012 Annual Meeting. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, stockholder proposals submitted in accordance with applicable rules and regulations for presentation at our next annual meeting and received at our executive offices no later than June 14, 2012 will be considered for inclusion in our proxy statement and form of proxy relating to the 2012 annual meeting.

For other stockholder proposals to be timely (but not considered for inclusion in our proxy statement), a stockholder’s notice must be received at our executive offices no later than 60 days before our annual meeting or (if later) within ten days after the public notice of that meeting is sent to the stockholders of the Company, and should otherwise comply with the advance notice provisions of our certificate of incorporation. For proposals that are not timely filed, we retain discretion to vote the proxies that we receive. For proposals that are timely filed, we retain discretion to vote the proxies that we receive, provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.

Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by us. We will bear the cost of soliciting proxies in the enclosed form. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by mail, personal conversations, telephone, telex, facsimile or electronic means. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.

Financial Statements Available. A copy of our 2011 Annual Report to Stockholders containing our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and other information accompanies this proxy statement.

Householding Information. As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our 2011 Annual Report to Stockholders or this proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of our 2011 Annual Report to Stockholders or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy.

Requests in this regard should be addressed to:

Investor Relations

First Acceptance Corporation

3813 Green Hills Village Drive

Nashville, Tennessee 37215

1-800-321-0899

FIRST ACCEPTANCE CORPORATION

Proxy Solicited on Behalf of the Board of Directors of the Company

for the Annual Meeting, November 15, 2011

You are encouraged to specify your vote by marking the appropriate box BELOW but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. This Proxy may be revoked in writing at anytime prior to the voting thereof.

FIRST ACCEPTANCE CORPORATION THIS IS YOUR PROXY

First Acceptance Corporation

Dear Stockholder:

Your Proxy is being solicited by the Board of Directors of First Acceptance Corporation for the Annual Meeting of Stockholders to be held on November 15, 2011, at 10:00 a.m., central time, at our corporate headquarters, which are located at 3813 Green Hills Village Drive, Nashville, Tennessee 37215.

Enclosed with this Proxy is a Proxy Statement containing important information about the matters that you are being asked to approve.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly returning your completed Proxy card prior to the Annual Meeting.

Please mark the boxes on the Proxy card below to indicate how your shares are to be voted, then sign the card, detach it and return your Proxy card in the enclosed envelope.

Thank you in advance for your prompt consideration of these matters.

07857

▼    FOLD AND DETACH HERE    ▼

Please mark your votes as indicated in this example	☒

The Board of Directors recommends you vote FOR all the nominees for director.

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS	The Board of Directors recommends you vote FOR the following proposal:
1. Election of Directors					FOR	AGAINST	ABSTAIN
Nominees:	☐	☐	☐	2. Advisory vote on executive compensation.	☐	☐	☐
01 Rhodes R. Bobbitt 02 Harvey B. Cash 03 Donald J. Edwards 04 Jeremy B. Ford 05 Stephen J. Harrison	06 Thomas M. Harrison, Jr. 07 Tom C. Nichols 08 Lyndon L. Olson, Jr. 09 William A. Shipp, Jr.			The Board of Directors recommends you vote 1 YEAR on the following proposal:
				1 year	2 years	3 years	Abstain
				3. Advisory vote on the frequency of stockholder advisory votes on executive compensation ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:
					FOR	AGAINST	ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions				4. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2012.	☐	☐	☐

This Proxy, when properly executed, will be voted in the manner directed herein and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, the Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting, such as approval of one or more adjournments of the meeting for the purposes of obtaining additional stockholder votes.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your First Acceptance Corporation account online.

Access your First Acceptance Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for First Acceptance Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=120257&p=proxy

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FIRST ACCEPTANCE CORPORATION

P R O X Y

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

AT 10:00 AM, CENTRAL TIME, TUESDAY, NOVEMBER 15, 2011

FIRST ACCEPTANCE CORPORATION, 3813 GREEN HILLS VILLAGE DRIVE,

NASHVILLE, TENNESSEE 37215

The undersigned hereby constitutes and appoints each of Stephen J. Harrison and Michael J. Bodayle his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of First Acceptance Corporation held of record by the undersigned on the record date, at the Annual Meeting of Stockholders of First Acceptance Corporation, to be held at First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215, on November 15, 2011, at 10:00 a.m., central time, and at any adjournment or postponement thereof, on all matters coming before said meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)                                                         07857